Exhibit 99

The Ryland Group, Inc.
News Release	www.ryland.com

FOR IMMEDIATE RELEASE	CONTACT:	Cathey Lowe, Senior Vice President, Finance
		Investor Relations	(818) 223-7530

Marya Jones, Director, Communications
		Media Relations	(818) 223-7591

RYLAND REPORTS 21 PERCENT INCREASE IN FIRST-QUARTER EPS,
INCREASED EARNINGS GUIDANCE FOR 2005

CALABASAS, Calif. (April 20, 2005) — The Ryland Group, Inc. (NYSE: RYL), today announced record results for its first quarter ended March 31, 2005, including the highest first-quarter consolidated net earnings, revenues, new orders, closings, backlog and earnings per share in its history. Highlights included:

•	Diluted earnings of $1.25 per share for the quarter ended March 31, 2005, representing an increase of 21.4 percent over the same period in the prior year;

•	Consolidated revenues of $874.0 million for the quarter ended March 31, 2005, reflecting an increase of 15.8 percent, compared to $754.6 million for the quarter ended March 31, 2004;

•	Record first-quarter new orders of 5,102, signifying a 2.7 percent increase over the first quarter ended March 31, 2004, and representing the highest quarterly new orders in the Company’s history;

•	Record first-quarter closings of 3,138, reflecting an increase of 3.3 percent over the first quarter of 2004, and representing the highest first-quarter closings in the Company’s history;

•	Record backlog units of 9,584, up 23.3 percent at March 31, 2005, compared to March 31, 2004, with dollar backlog totaling $2.7 billion, up 32.8 percent from March 31, 2004, and representing the highest quarter-end backlog in the Company’s history;

•	The repurchase of approximately 485,000 shares of Ryland common stock during the first quarter of 2005; and

•	Increased earnings guidance for 2005, with earnings per share expected to exceed $7.50.

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RYLAND FIRST-QUARTER RESULTS

RECORD RESULTS HIGHLIGHT FIRST QUARTER

     The Company’s consolidated net earnings for the quarter ended March 31, 2005, represented a first-quarter record of $62.7 million, or $1.25 per diluted share, compared to $52.4 million, or $1.03 per diluted share, for the first quarter of 2004.

     The homebuilding segment reported quarterly pretax earnings of $107.3 million during the first quarter of 2005, representing a 24.9 percent rise over the $85.9 million reported for the first quarter of 2004. The increase over the prior year was primarily attributable to higher sales prices and closing volume.

     Homebuilding revenues rose $120.4 million, or 16.3 percent, to $858.4 million for the first quarter of 2005, compared to $738.0 million for the same period in the prior year. This was primarily due to a 12.0 percent increase in the average closing price of a home, which rose from $242,000 for the quarter ended March 31, 2004, to $271,000 for the quarter ended March 31, 2005, as well as an increase in volume. Homebuilding revenues for the first quarter of 2005 included $8.5 million from land sales, compared to $3.8 million for the first quarter of 2004, which contributed net gains of $0.6 million and $0.4 million to pretax earnings in 2005 and 2004, respectively.

     For the first quarter of 2005, new orders were 5,102 compared to 4,970 for the first quarter of 2004, representing an increase of 2.7 percent. The Company operated in 372 active communities at March 31, 2005, compared to 306 active communities at March 31, 2004. Backlog at the end of the first quarter of 2005 increased to 9,584 outstanding contracts from 7,773 outstanding contracts at March 31, 2004, a rise of 23.3 percent. The dollar value of the Company’s backlog at March 31, 2005, was $2.7 billion, an increase of 32.8 percent over that of March 31, 2004.

     Gross profit margins from home sales averaged 23.2 percent for the first quarter of 2005, compared to 22.3 percent for the first quarter of 2004. Selling, general and administrative expenses, as a percentage of revenue, were 10.5 percent for the first quarter of 2005, versus 10.6 percent for the same period in 2004. The homebuilding segment capitalized all interest incurred during the first quarter of 2005 due to increased development activity during the period. The pretax homebuilding margin was 12.5 percent for the first quarter of 2005, compared to 11.6 percent for the first quarter of 2004.

     Corporate expenses were $14.5 million for the first quarter of 2005, compared to $11.0 million for the same period in the prior year. This increase was primarily attributable to a rise in incentive compensation, which was due to improvement in the Company’s financial results and rising stock price.

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RYLAND FIRST-QUARTER RESULTS

     The Company’s financial services segment, which includes Ryland Mortgage Company and its title, escrow and insurance services, reported pretax earnings of $8.4 million for the first quarter of 2005, compared to $10.3 million for the same period last year. This decrease was primarily attributable to the reduced gains on the sale of mortgages and loan servicing rights, which resulted from an increase in less profitable adjustable-rate mortgage product and a more competitive marketplace, and partially offset by a rise in mortgage origination dollars. Mortgage origination dollars increased by 11.6 percent to $546.4 million for the quarter ended March 31, 2005, from $489.7 million for the quarter ended March 31, 2004, as a result of a 13.1 percent rise in average loan size, partially offset by a 1.3 percent decrease in units originated. The capture rate of mortgages originated for the Company’s homebuilding customers was 80.3 percent for the first quarter of 2005, compared to 84.3 percent for the first quarter of 2004.

STOCK REPURCHASE PROGRAM

     The Company repurchased approximately 485,000 shares of its common stock during the first quarter of 2005. At March 31, 2005, the Company had authorization from its Board of Directors to purchase approximately 2.5 million additional shares.

2005 EARNINGS GUIDANCE

     The Company anticipates that diluted earnings per share will exceed $7.50 for the fiscal year ending December 31, 2005.

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RYLAND FIRST-QUARTER RESULTS

     With headquarters in Southern California, Ryland is one of the nation’s largest homebuilders and a leading mortgage-finance company. The Company currently operates in 27 markets across the country and has built more than 235,000 homes and financed more than 200,000 mortgages since its founding in 1967. Ryland is a Fortune 500 company listed on the New York Stock Exchange under the symbol “RYL.” Previous news releases may be obtained at www.ryland.com.

Note: Certain statements in this press release may be regarded as “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and may qualify for the safe harbor provided for in Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements represent the Company’s expectations and beliefs concerning future events, and no assurance can be given that the future results described in this press release will be achieved. These forward-looking statements can generally be identified by the use of statements that include words such as “anticipate,” “believe,” “estimate,” “expect,” “foresee,” “goal,” “intend,” “likely,” “may,” “plan,” “project,” “should,” “target,” “will” or other similar words or phrases. All forward-looking statements contained herein are based upon information available to the Company on the date of this press release. Except as may be required under applicable law, the Company does not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of the Company’s control, that could cause actual results to differ materially from the results discussed in the forward-looking statements. Forward-looking statements are subject to risks and uncertainties which include, among others:

•	economic changes nationally or in the Company’s local markets, including volatility in interest rates, inflation, changes in consumer confidence levels and the state of the market for homes in general;

•	the availability and cost of land;

•	increased land development costs on projects under development;

•	shortages of skilled labor or raw materials used in the production of houses;

•	increased prices for labor, land and raw materials used in the production of houses;

•	increased competition;

•	failure to anticipate or react to changing consumer preferences in home design;

•	delays in land development or home construction resulting from adverse weather conditions;

•	potential delays or increased costs in obtaining necessary permits as a result of changes to laws, regulations, or governmental policies (including those that affect zoning, density, building standards and the environment);

•	delays in obtaining approvals from applicable regulatory agencies and others in connection with the Company’s communities and land activities; or

•	other factors over which the Company has little or no control.

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Five financial-statement pages follow.

CONSOLIDATED STATEMENTS OF EARNINGS (unaudited)
The Ryland Group, Inc. and subsidiaries
(in thousands, except share data)

	Three months ended March 31,
	2005	2004
REVENUES

Homebuilding	$858,377	$738,044
Financial services	15,597	16,555

TOTAL REVENUES	873,974	754,599

EXPENSES

Cost of sales	660,845	573,809
Selling, general and administrative	90,258	78,328
Financial services	6,967	6,004
Corporate	14,511	10,954
Interest	225	283

TOTAL EXPENSES	772,806	669,378

Earnings before taxes	101,168	85,221

Tax expense	38,442	32,810

NET EARNINGS	$62,726	$52,411

NET EARNINGS PER COMMON SHARE
Basic	$1.32	$1.09
Diluted	$1.25	$1.03

AVERAGE COMMON SHARES OUTSTANDING
Basic	47,488,914	47,946,828
Diluted	50,082,920	50,975,982

CONSOLIDATED BALANCE SHEETS
The Ryland Group, Inc. and subsidiaries
(in thousands, except share data)

	March 31,	December 31,
	2005	2004
	(unaudited)
ASSETS
Cash and cash equivalents	$61,218	$88,388
Housing inventories
Homes under construction	1,160,826	1,002,214
Land under development and improved lots	950,264	877,801
Consolidated inventory not owned	209,645	144,118

Total inventories	2,320,735	2,024,133
Property, plant and equipment	55,908	50,258
Net deferred taxes	48,461	45,708
Purchase price in excess of net assets acquired	18,185	18,185
Other	219,216	198,298

TOTAL ASSETS	2,723,723	2,424,970

LIABILITIES
Accounts payable	218,164	200,611
Accrued and other liabilities	411,824	500,808
Debt	823,131	558,942

TOTAL LIABILITIES	1,453,119	1,260,361

MINORITY INTEREST	167,448	107,775

STOCKHOLDERS’ EQUITY
Common stock, $1.00 par value:
Authorized - 80,000,000 shares
Issued - 47,349,051 shares at March 31, 2005 (47,348,070 shares at December 31, 2004)	47,349	47,348
Retained earnings	1,055,591	1,009,242
Accumulated other comprehensive income	216	244

TOTAL STOCKHOLDERS’ EQUITY	1,103,156	1,056,834

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$2,723,723	$2,424,970

SEGMENT INFORMATION (unaudited)
The Ryland Group, Inc. and subsidiaries
(in thousands)

	Three months ended March 31,
	2005	2004
Earnings before taxes
Homebuilding	$107,274	$85,907
Financial services	8,405	10,268
Corporate	(14,511)	(10,954)

Total	$101,168	$85,221

HOMEBUILDING OPERATIONAL DATA (unaudited)
The Ryland Group, Inc. and subsidiaries

	North	Texas	Southeast	West	Total

For the three months ended March 31,
New Orders (units)
2005	1,320	1,004	1,516	1,262	5,102
2004	1,413	1,026	1,445	1,086	4,970

Closings (units)
2005	770	575	934	859	3,138
2004	902	523	911	702	3,038

Average Closing Price (in thousands)
2005	$292	$169	$239	$354	$271
2004	$268	$171	$224	$283	$242

Outstanding Contracts at March 31,
Units
2005	2,358	1,421	3,440	2,365	9,584
2004	2,249	1,312	2,757	1,455	7,773

Dollars (in millions)
2005	$743	$254	$889	$797	$2,683
2004	$686	$223	$649	$462	$2,020

Average Price (in thousands)
2005	$315	$179	$259	$337	$280
2004	$305	$170	$236	$317	$260

FINANCIAL SERVICES SUPPLEMENTAL INFORMATION (unaudited)
The Ryland Group, Inc. and subsidiaries
($s in thousands)

	Three months ended March 31,
RESULTS OF OPERATIONS	2005	2004

Revenues
Net gains on sales of mortgages and mortgage servicing rights	$8,213	$9,890
Title/escrow/insurance	5,119	4,520
Net origination fees	1,649	1,174
Interest
Mortgage-backed securities and notes receivable	398	771
Other	206	200

Total interest	604	971
Other	12	—

Total revenues	15,597	16,555

Expenses
General and administrative	6,967	6,004
Interest	225	283

Total expenses	7,192	6,287

Pretax earnings	$8,405	$10,268

OPERATIONAL DATA

Retail operations:
Originations (units)	2,363	2,395
Ryland Homes closings as a percentage of total closings	99.2%	99.1%
Ryland Homes origination capture rate	80.3%	84.3%

Investment operations:
Mortgage-backed securities and notes receivable average balance	$9,842	$24,361